SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
                Suspension of Duty to File Reports Under Sections
                   13 and 15(d) of the Securities Exchange Act
                                    of 1934.

                              Commission File Number: 33-88014

                              NMR OF AMERICA, INC.
             (Exact Name of registrant as specified in its charter)

                               430 MOUNTAIN AVENUE
                          MURRAY HILL, NEW JERSEY 07974
                                 (908) 665-9400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK--$.01 PAR VALUE PER SHARE
                        AND INTERESTS OF PARTICIPATION IN
                        NMR OF AMERICA, INC. 401(K) PLAN

            (Title of each class of securities covered by this Form) (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                                      None

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [X]                 Rule 12h-3(b)(1)(ii)  [ ]
            Rule 12g-4(a)(1)(ii) [ ]                 Rule 12h-3(b)(2)(i)   [ ]
            Rule 12g-4(a)(2)(i)  [ ]                 Rule 12h-3(b)(2)(ii)  [ ]
            Rule 12g-4(a)(2)(ii) [ ]
            Rule 12h-3(b)(1)(i)  [ ]                 Rule 15d-6            [ ]

     Approximate number of holders of record as of the certification or notice date: None.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Medical Resources, Inc. (the successor by merger to NMR of America, Inc.) has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: May 19, 1997

                                              BY:    /s/ William D. Farrell
                                                 ------------------------------
                                                 William D. Farrell, President